N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Tyler Mason
	Vice President	Senior Vice President		Vice President
	952-936-7216	952-936-7214		424-333-6122

(For Immediate Release)
UNITEDHEALTH GROUP REPORTS 2016 RESULTS
HIGHLIGHTED BY CONTINUED STRONG AND DIVERSIFIED GROWTH

•	Revenues Grew 18% Year-Over-Year to $185 Billion

•	Operating Earnings Exceeded $13 Billion, Up 20% Year-Over-Year

•	Full Year Net Earnings were $7.48 Per Share, Up 24% Year-Over-Year, and $1.96 Per Share in the Fourth Quarter

•	Adjusted Net Earnings were $8.05 Per Share for the Full Year, Up 25% Year-Over-Year,
and $2.11 Per Share in the Fourth Quarter

•	Cash Flows from Operations were $9.8 Billion, 134% of Net Earnings

NEW YORK, NY (January 17, 2017) - UnitedHealth Group (NYSE: UNH) reported fourth quarter and full year 2016 results driven by broad-based, balanced growth across the enterprise. In 2016, UnitedHealthcare grew to serve 2.2 million more people with medical benefits, through consistent focus on improving health outcomes, increasing satisfaction and delivering greater value on behalf of the consumers it serves. Optum combined strong organic growth and strategic investments to drive revenue growth of nearly 24 percent in 2016.

“We are privileged today to serve more people in more ways than ever before, and we know further growth in 2017 and beyond rests on continuing to drive ever higher quality and increasing value to consumers, care providers and customers across our spectrum of businesses,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.
The Company affirmed its 2017 financial outlook, including estimated revenues of $197 billion to $199 billion, net earnings of $8.75 to $9.05 per share, adjusted net earnings of $9.30 to $9.60 per share, and cash flows from operations of $11.5 billion to $12 billion.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015
Revenues	$47.5 billion	$43.6 billion	$46.3 billion	$184.8 billion	$157.1 billion
Earnings From Operations	$3.5 billion	$2.5 billion	$3.6 billion	$13.3 billion	$11.0 billion
Net Margin	4.0%	2.8%	4.3%	3.9%	3.7%

•
UnitedHealth Group’s full year 2016 revenues of $184.8 billion grew 17.6 percent or $27.7 billion year-over-year. Revenue growth was broad-based and balanced, reflecting growing demand for the Company’s product and service offerings. Every major business delivered double-digit percentage revenue growth, which combined to produce 2016 growth of 13.1 percent for UnitedHealthcare and 23.7 percent for Optum.

•
Full year 2016 earnings from operations were $13.3 billion, up 20.5 percent year-over-year, and adjusted net earnings grew 24.8 percent to $8.05 per share. Fourth quarter 2016 adjusted net earnings were $2.11 per share.

•	Full year 2016 cash flows from operations of $9.8 billion were 134 percent of net earnings. Fourth quarter adjusted cash flows were $2.4 billion.

•
The full year 2016 consolidated medical care ratio declined 50 basis points year-over-year to 81.2 percent, reflecting improved core business performance. In the fourth quarter of 2016, the combination of improved performance and reduced individual market pressure resulted in a year-over-year medical care ratio decline of 190 basis points to 80.8 percent. In the fourth quarter, $90 million in negative development from earlier quarters in the year was partially offset by $30 million in positive development from the prior year. Overall, prior year reserves developed favorably on a full year basis by $220 million in 2016 compared to $320 million in 2015.

•
The full year 2016 operating cost ratio of 15.2 percent decreased 30 basis points year-over-year due to shifts in business mix and improvements in productivity, partially offset by investments in quality, including Medicare Stars performance, and to support growth. The fourth quarter 2016 operating cost ratio of 15.7 percent increased from 15.1 percent in the fourth quarter of 2015 due to continued investments in quality and to support growth.

•	The full year 2016 tax rate of 40.3 percent and fourth quarter tax rate of 41.0 percent both decreased year-over-year by 230 basis points.

UnitedHealth Group - Continued

•
Year end 2016 days claims payable of 51 days increased 1 day year-over-year and decreased 1 day sequentially; 2016 days sales outstanding rose 2 days year-over-year and 1 day sequentially to 16 days, driven by the rising mix of government business.

•
Return on shareholders’ equity of approximately 20 percent increased 220 basis points in 2016, while the debt to total capital ratio decreased 250 basis points year-over-year to 46.2 percent at December 31, 2016. Dividend payments grew 26.6 percent year-over-year to $2.3 billion in 2016, and the Company repurchased approximately 10 million shares for $1.28 billion in 2016, including 1.2 million shares in the fourth quarter.

UnitedHealthcare provides health care benefits, serving individuals and employers, Medicare and Medicaid beneficiaries and the nation’s military, retirees and their families.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015
Revenues	$37.9 billion	$32.8 billion	$37.2 billion	$148.6 billion	$131.3 billion
Earnings From Operations	$1.7 billion	$949 million	$2.1 billion	$7.7 billion	$6.8 billion
Operating Margin	4.6%	2.9%	5.7%	5.2%	5.1%

•
UnitedHealthcare’s full year 2016 revenues of $148.6 billion grew $17.2 billion or 13.1 percent year-over-year. The number of people served with medical benefits grew by 2.2 million year-over-year in 2016, with balanced growth across U.S. commercial, Medicare and Medicaid offerings. In the fourth quarter of 2016, UnitedHealthcare grew to serve one-half million more consumers in domestic and international markets.

•
Full year 2016 earnings from operations for UnitedHealthcare of $7.7 billion increased $900 million from 2015, driven by strong, diversified growth and slightly improved operating margins. Fourth quarter 2016 earnings from operations exceeded $1.7 billion, and increased $800 million year-over-year as the recognition of premium deficiency reserves, primarily related to the individual ACA market, pressured fourth quarter 2015 operating earnings.

UnitedHealthcare Employer & Individual

•	Full year revenues of $53.1 billion grew $5.9 billion or 12.5 percent year-over-year, including growth of 11.9 percent to $13.5 billion in the fourth quarter.

•	UnitedHealthcare Employer & Individual grew to serve 30.6 million people at December 31, 2016, an increase of 850,000 people year-over-year, with fourth quarter 2016 growth of 95,000 people served.

•
Risk-based commercial group plans served 375,000 more people in 2016, including growth of 205,000 in the fourth quarter. Self-funded offerings for commercial employers served 335,000 more people in 2016, including 20,000 more in the fourth quarter.

•	Individual insurance offerings decreased sequentially by 135,000 people in the fourth quarter, bringing full year growth to 160,000 people.

•	As previously announced for 2017, UnitedHealthcare reduced its offerings to the individual market, which is expected to reduce the number of people served by nearly 1 million.

UnitedHealthcare Medicare & Retirement

•	UnitedHealthcare grew Medicare & Retirement revenues by $6.6 billion or 13.3 percent year-over-year to $56.3 billion in 2016, including growth of 15.8 percent to $14.0 billion in the fourth quarter.

•
UnitedHealthcare served 7.9 million seniors with medical benefit products at year end 2016, growth of 8.6 percent year-over-year. Growth was balanced, with 395,000 more seniors participating in Medicare Advantage and 230,000 more with Medicare Supplement products. In the fourth quarter of 2016, seniors served by medical benefit products grew by 50,000 people, while stand-alone Medicare Part D prescription drug plans declined over the course of the year as UnitedHealthcare repositioned its Part D portfolio to grow in 2017.

UnitedHealthcare Community & State

•
In 2016, UnitedHealthcare Community & State revenues of $32.9 billion grew $4 billion or 14 percent year-over-year, reflecting strong membership growth and an increasing mix of higher need members. Fourth quarter revenues of $8.6 billion grew $1.2 billion or 16.6 percent year-over-year.

•
UnitedHealthcare Community & State programs served 585,000 more people year-over-year in 2016, an increase of 11 percent, including 100,000 more people in the fourth quarter, and provided benefits and services to 5.9 million people across a spectrum of programs serving 24 state customers and the District of Columbia at year end.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum’s people help improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015
Total Revenues	$22.2 billion	$21.9 billion	$21.1 billion	$83.6 billion	$67.6 billion
Earnings From Operations	$1.8 billion	$1.5 billion	$1.5 billion	$5.6 billion	$4.3 billion
Operating Margin	8.1%	6.9%	6.9%	6.7%	6.3%

•
In 2016, Optum revenues grew by $16 billion or 23.7 percent to $83.6 billion, with fourth quarter revenues increasing to $22.2 billion. Fourth quarter revenues grew 1.2 percent year-over-year, reflecting strong double-digit percentage growth at OptumHealth and OptumInsight, offset by a 4.8 percent decline in OptumRx revenues due to known Catamaran customer losses incurred prior to its acquisition by Optum. Optum’s full year earnings from operations grew more than $1.3 billion or 31.8 percent year-over-year to $5.6 billion, and the full year operating margin was 6.7 percent. The fourth quarter operating margin of 8.1 percent expanded 120 basis points year-over-year.

•
OptumHealth revenues of $16.9 billion grew $3 billion or 21.4 percent year-over-year, driven by growth in health care delivery businesses, as well as expansion of behavioral services into new Medicaid markets. OptumHealth served 83 million people at year end 2016, growing to serve 5 million more people over the course of the year.

•
OptumInsight revenues grew 18.4 percent to $7.3 billion in 2016, including 14.7 percent in the fourth quarter, driven by growth in revenue management, business process outsourcing and technology services. Growth in OptumInsight’s revenue backlog accelerated in the second half of 2016 and backlog ended the year at $12.6 billion, up 20.7 percent year-over-year.

•
In 2016, OptumRx revenues increased 25.2 percent year-over-year to $60.4 billion. Fourth quarter revenues of $15.9 billion declined 4.8 percent year-over-year, due to the previously known Catamaran customer losses. Adjusting to conform to industry practice for 90 day at retail scripts, OptumRx fulfilled 1.240 billion scripts in 2016, an increase of 308 million or 33 percent over the prior year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through January 31, 2017. The conference call replay can also be accessed by dialing 1-800-695-0715. This earnings release and the Form 8-K dated January 17, 2017 can also be accessed from the Investors page of the Company’s website.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry; assessments for insolvent payers under state guaranty fund laws; our ability to maintain and achieve improvement in CMS Star Ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and other government programs, including sequestration and the effects of a prolonged U.S.

government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS Star Ratings program or the application of risk adjustment data validation audits; cyber-attacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions; fluctuations in foreign currency exchange rates on our reported shareholders’ equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2016

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information - Businesses

•	Supplemental Financial Information - Business Metrics

•	Reconciliation of Non-GAAP Financial Measures

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues
Premiums	$36,740	$31,727	$144,106	$127,163
Products	6,959	8,377	26,658	17,312
Services	3,563	3,315	13,236	11,922
Investment and other income	261	180	828	710
Total revenues	47,523	43,599	184,828	157,107
Operating costs
Medical costs	29,696	26,229	117,038	103,875
Operating costs	7,455	6,562	28,039	24,312
Cost of products sold	6,308	7,856	24,416	16,206
Depreciation and amortization	527	484	2,055	1,693
Total operating costs	43,986	41,131	171,548	146,086
Earnings from operations	3,537	2,468	13,280	11,021
Interest expense	(268)	(260)	(1,067)	(790)
Earnings before income taxes	3,269	2,208	12,213	10,231
Provision for income taxes	(1,341)	(956)	(4,920)	(4,363)
Net earnings	1,928	1,252	7,293	5,868
Earnings attributable to noncontrolling interests	(24)	(34)	(56)	(55)
Net earnings attributable to UnitedHealth Group common shareholders	$1,904	$1,218	$7,237	$5,813
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.96	$1.26	$7.48	$6.01
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$2.11	$1.40	$8.05	$6.45
Diluted weighted-average common shares outstanding	970	967	968	967
(a) See page 6 for a reconciliation of the non-GAAP measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash and short-term investments	$13,275	$12,911
Accounts receivable, net	8,152	6,523
Other current assets	12,321	12,205
Total current assets	33,748	31,639
Long-term investments	23,868	18,792
Other long-term assets	65,063	60,823
Total assets	$122,679	$111,254
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$16,391	$14,330
Commercial paper and current maturities of long-term debt	7,193	6,634
Other current liabilities	25,631	21,934
Total current liabilities	49,215	42,898
Long-term debt, less current maturities	25,777	25,331
Other long-term liabilities	7,278	7,564
Redeemable noncontrolling interests	2,012	1,736
Equity	38,397	33,725
Total liabilities, redeemable noncontrolling interests and equity	$122,679	$111,254

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Years Ended December 31,
	2016	2015
Operating Activities
Net earnings	$7,293	$5,868
Noncash items:
Depreciation and amortization	2,055	1,693
Deferred income taxes and other	(1)	(308)
Share-based compensation	485	406
Net changes in operating assets and liabilities	(37)	2,081
Cash flows from operating activities	9,795	9,740
Investing Activities
Purchases of investments, net of sales and maturities	(5,927)	(531)
Purchases of property, equipment and capitalized software	(1,705)	(1,556)
Cash paid for acquisitions, net	(1,760)	(16,164)
Other, net	37	(144)
Cash flows used for investing activities	(9,355)	(18,395)
Financing Activities
Common share repurchases	(1,280)	(1,200)
Dividends paid	(2,261)	(1,786)
Net change in commercial paper and long-term debt	990	14,607
Other, net	1,540	618
Cash flows (used for) from financing activities	(1,011)	12,239
Effect of exchange rate changes on cash and cash equivalents	78	(156)
(Decrease) increase in cash and cash equivalents	(493)	3,428
Cash and cash equivalents, beginning of period	10,923	7,495
Cash and cash equivalents, end of period	$10,430	$10,923

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues
UnitedHealthcare	$37,936	$32,830	$148,569	$131,343
Optum	22,167	21,899	83,593	67,604
Eliminations	(12,580)	(11,130)	(47,334)	(41,840)
Total consolidated revenues	$47,523	$43,599	$184,828	$157,107
Earnings from Operations
UnitedHealthcare	$1,748	$949	$7,657	$6,754
Optum (a)	1,789	1,519	5,623	4,267
Total consolidated earnings from operations	$3,537	$2,468	$13,280	$11,021
Operating Margin
UnitedHealthcare	4.6%	2.9%	5.2%	5.1%
Optum	8.1%	6.9%	6.7%	6.3%
Consolidated operating margin	7.4%	5.7%	7.2%	7.0%

Revenues
UnitedHealthcare Employer & Individual	$13,492	$12,055	$53,072	$47,194
UnitedHealthcare Medicare & Retirement	14,043	12,128	56,329	49,735
UnitedHealthcare Community & State	8,642	7,409	32,945	28,911
UnitedHealthcare Global	1,759	1,238	6,223	5,503

OptumHealth	4,513	3,668	16,908	13,927
OptumInsight	2,079	1,812	7,333	6,196
OptumRx	15,857	16,657	60,440	48,272
Optum eliminations	(282)	(238)	(1,088)	(791)
(a) Earnings from operations for Optum for the three months and year ended December 31, 2016 included $420 and $1,428 for OptumHealth; $563 and $1,513 for OptumInsight; and $806 and $2,682 for OptumRx, respectively. Earnings from operations for Optum for the three months and year ended December 31, 2015 included $390 and $1,240 for OptumHealth; $496 and $1,278 for OptumInsight; and $633 and $1,749 for OptumRx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESS METRICS

UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	December 31, 2016	September 30, 2016	December 31, 2015
Commercial risk-based - group	7,470	7,265	7,095
Commercial risk-based - individual	1,350	1,485	1,190
Commercial fee-based	18,900	18,880	18,565
Fee-based TRICARE	2,860	2,855	2,880
Total Commercial	30,580	30,485	29,730
Medicare Advantage	3,630	3,600	3,235
Medicaid	5,890	5,790	5,305
Medicare Supplement (Standardized)	4,265	4,245	4,035
Total Public and Senior	13,785	13,635	12,575
Total UnitedHealthcare - Domestic Medical	44,365	44,120	42,305
International	4,220	3,970	4,090
Total UnitedHealthcare - Medical	48,585	48,090	46,395

Supplemental Data
Medicare Part D stand-alone	4,930	4,945	5,060

OPTUM PERFORMANCE METRICS

	December 31, 2016	September 30, 2016	December 31, 2015
OptumHealth Consumers Served (in millions)	83	81	78
OptumInsight Contract Backlog (in billions)	$12.6	$12.6	$10.4
OptumRx Quarterly Adjusted Scripts(a) (in millions)	318	309	310

(a) To conform to industry practice for 90 day retail programs, the Company adjusted how it reports retail prescriptions. This adjustment includes the conversion of 90 day non-specialty prescriptions filled through retail networks to now equal three 30 day prescriptions, similar to how home delivery prescriptions are counted. Total adjusted scripts for 2016 were 1.240 billion and our forecast for 2017 is revised accordingly to 1.250 - 1.280 billion from 1.025 - 1.055 billion.

Note: UnitedHealth Group served 134 million unique individuals across all businesses at December 31, 2016, 133 million at September 30, 2016, and 129 million at December 31, 2015.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

•	Adjusted Net Earnings per Share

•	Adjusted Cash Flows from Operations

Use of Non-GAAP Financial Measures

Adjusted net earnings per share and adjusted cash flows from operations are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization.

Management believes that the use of adjusted cash flows from operations provides investors and management with useful information to compare our cash flows from operations for the current period to that of other periods, when the Company does not receive its monthly payment from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally remits their monthly payments on the first calendar day of the applicable month. However, if the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, quarterly operating cash flows determined in accordance with GAAP may occasionally include CMS premium payments for two months or four months. Adjusted cash flows from operating activities presents operating cash flows assuming all CMS payments were received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

ADJUSTED NET EARNINGS PER SHARE (a)

	Three Months Ended December 31,		Years Ended December 31,		Projected Year Ended
	2016	2015	2016	2015	December 31, 2017
GAAP net earnings	$1,904	$1,218	$7,237	$5,813	$8,450 to $8,750
Intangible amortization	222	205	882	650	~860
Tax effect of intangible amortization	(83)	(71)	(324)	(227)	~(320)
Adjusted net earnings	$2,043	$1,352	$7,795	$6,236	$8,990 to $9,290

GAAP diluted earnings per share	$1.96	$1.26	$7.48	$6.01	$8.75 to $9.05
Intangible amortization per share	0.23	0.21	0.91	0.67	~0.90
Tax effect of intangible amortization per share	(0.08)	(0.07)	(0.34)	(0.23)	~(0.35)
Adjusted diluted earnings per share	$2.11	$1.40	$8.05	$6.45	$9.30 to $9.60
(a) GAAP and adjusted net earnings per share are attributable to UnitedHealth Group common shareholders.

ADJUSTED CASH FLOWS FROM OPERATIONS

Three Months Ended December 31, 2016
GAAP cash flows from operations	$(1,409)
Add: October CMS premium payments received in September	3,777
Adjusted cash flows from operations	$2,368